Exhibit 10.07

EL PASO ELECTRIC COMPANY
EXCESS BENEFIT PLAN

Effective as of April 1, 2014

i

	(b) Final Average Pay Excess Benefit Payable as a Lump Sum	10
	(c) Plan Benefits Payable in the Form of an Annuity other than a Single Life Annuity	10
3.6	Distribution of de Minimis Amounts	10
3.7	Accelerated Distribution under Certain Circumstances	10
3.8	Delay of Payment under Certain Circumstances	11

ARTICLE 4 POST-DEATH EXCESS BENEFIT
4.1	Eligibility	11
4.2	Amount of Total Post-Death Excess Benefit	11
	(a) Post-Death Final Average Pay Excess Benefit	12
	(b) Post-Death Cash Balance Account Excess Benefit	12
4.3	Payment of Total Post-Death Excess Benefit	12
	(a) Annuity Benefit Payable if Plan Participation Commenced before April 1, 2014	12
	(b) Lump Sum Benefit Payable if Plan Participation Commenced on or after April 1, 2014	12

ARTICLE 5 ADMINISTRATION OF THE PLAN
5.1	Appointment of Plan Administrator	13
5.2	Company Duties	13
5.3	Powers of Plan Administrator	13
5.4	Interpretations	13
5.5	Determinations	14
5.6	Indemnification	14
5.7	Bond and Expenses	14
5.8	Right to Suspend Benefits and Correct Errors	14
5.9	Reliance on Tables	14
5.10	Designated Payment Dates	15

ARTICLE 6 CLAIMS PROCEDURES
6.1	Presentation of Claim	15
6.2	Notification of Decision	15
6.3	Review of a Denied Claim	16
6.4	Decision on Review	16
6.5	Designation of Authorized Representative	17
6.6	Legal Action	17

ARTICLE 7 AMENDMENT OR TERMINATION
7.1	Amendment or Termination	17
7.2	Effect of Amendment or Termination	17

ARTICLE 8 GENERAL PROVISIONS
8.1	Funding	17
8.2	General Conditions	17
8.3	No Guaranty of Benefits	18
8.4	No Employment Rights	18

ii

8.5	Unsecured General Creditors	18
8.6	No Assignment	18
8.7	Court Order	19
8.8	Effect of Payment	19
8.9	Spendthrift Provision	19
8.10	Applicable Law	19
8.11	Withholding of Taxes	19
8.12	Incompetent	19
8.13	Corporate Successors	20
8.14	Payment in the Event of Taxation	20
8.15	Overpayment and Underpayment of Benefits	20
8.16	Captions and Construction	20
8.17	Severability	21
8.18	Limitations on Liability	21
8.19	Spouse’s Interest	21
8.20	Code Section 409A Compliance	21

iii

EL PASO ELECTRIC COMPANY
EXCESS BENEFIT PLAN

WHEREAS, the El Paso Electric Company Excess Benefit Plan (the “Plan”) was established by El Paso Electric Company (the “Company”) effective January 1, 2004 and has since been maintained as an unfunded plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company who participate in the Retirement Income Plan for Employees of El Paso Electric Company (the “Qualified Plan”), which Plan consists, in part, of an “excess benefit plan,” as defined in Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

WHEREAS, it is the intention of the Company that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA;

WHEREAS, the Plan, which is subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), was amended to comply with the provisions of Code Section 409A effective January 1, 2009, and was later amended and construed to resolve certain inconsistencies in the provisions of the Plan, to provide additional details with respect to certain Code Section 409A issues then addressed in the Plan, and to correct certain references in the Plan provisions;

WHEREAS, benefits provided under the Plan are not considered to be grandfathered for purposes of Code Section 409A;

WHEREAS, the benefits provided to a participant under the Plan are generally determined as the benefits that would be provided to the participant under the Qualified Plan if the participant’s Qualified Plan benefits were calculated without giving effect to any limitation on benefits or compensation imposed by the Code with respect to qualified plans, and as if the participant’s compensation, considered for purposes of calculating the participant’s benefits under the Qualified Plan, included bonuses paid under the Company’s short term bonus plan (which bonuses are not considered under the Qualified Plan for purposes of calculating Qualified Plan benefits), reduced by the participant’s Qualified Plan benefits;

WHEREAS, in connection with amendments being made to the Qualified Plan, effective April 1, 2014, to introduce cash balance account benefits under the Qualified Plan for employment with the Company with respect to periods beginning or after April 1, 2014 for some, but not all, Qualified Plan participants, the Company wishes to amend the Plan to be consistent with the existing final average pay benefit provisions of the Qualified Plan (based primarily on a participant’s average monthly earnings and benefit accrual service under the Qualified Plan) and the new cash balance account benefits under the Qualified Plan; and

WHEREAS, as provided in this amendment and restatement of the Plan, although a participant’s benefits under the Plan will be based on the participant’s benefits under the Qualified Plan (whether such benefits are final average pay benefits, cash balance account benefits, or a combination of both), the time and form of payment for a participant’s benefits under the Plan will continue to be established and governed solely by the provisions of the Plan, with the Plan benefits of individuals who become participants in the Plan before April 1, 2014 being paid as annuities beginning at the later of Separation from Service, as defined in Section 1.16 (“Separation from Service”) or attainment of “early retirement age,” as hereinafter defined (consistent with the Plan provisions in effect prior to April 1, 2014), and with the Plan benefits of individuals who become participants in the Plan on or after April 1, 2014 being paid as lump sum distributions on the first day of the second month following Separation from Service, all as determined under the provisions of the Plan;

NOW, THEREFORE, the Plan is amended and restated, effective April 1, 2014, as follows:

ARTICLE 1
DEFINITIONS

Wherever used herein, the following terms shall have the meanings hereinafter set forth:

1.1    “Beneficiary” means (a) in the case of benefits commencing during a Participant’s life, the Spouse or other individual designated by the Participant, in accordance with Section 3.2(a), to receive monthly annuity payments following the Participant’s death, as well as (b) in the case of benefits not paid or commencing during a Participant’s life, the Spouse or other individual designated by the Participant, in accordance with Section 4.3, to receive any Post Death Cash Balance Account Excess Benefit that may be payable with respect to the Participant under Article 4. “Beneficiary” shall include any Surviving Spouse entitled to a benefit hereunder, any individual designated by the Participant under Section 3.6, and any beneficiary of the former Spouse of a Participant. Any beneficiary designation shall be on a form approved by the Committee and will be effective only when such form is filed with the Committee during the life of the Participant or other individual making the beneficiary designation. If the Participant fails to designate a Beneficiary and the Participant’s Surviving Spouse is not entitled to the Participant’s benefit hereunder, any benefit payable with respect to the Participant shall be paid to the Participant’s executor or administrator.

1.2    “Board” means the Board of Directors of the Company.

1.3    “Cash Balance Account Excess Benefit” is calculated as provided in Section 3.1(b).

1.4    “Code” means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations relating thereto.

1.5    “Committee” means the Compensation Committee of the Board or its designee charged with the administration of the Plan.

1.6    “Company” means El Paso Electric Company or, to the extent provided in Section 8.13, any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.

1.7    “Early Retirement Age” means the date on which a Participant has attained age 55 and is fully vested in a benefit under the Qualified Plan.

1.8    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.9    “Final Average Pay Excess Benefit” is calculated as provided in Section 3.1(a).

1.10    “Normal Retirement Date” means the first day of the month coincident with or next following a Participant’s Separation from Service with the Company after the date such Participant has attained (a) age 65, or (b) if later, his fifth anniversary of joining the Qualified Plan.

1.11    “Participant” means an employee who becomes a participant in the Plan pursuant to Article 2 hereof, and any former employee who is entitled to benefits under the Plan.

1.12    “Plan” means the El Paso Electric Company Excess Benefit Plan, as set forth herein and as amended from time to time.

1.13    “Post-Death Cash Balance Account Excess Benefit” is calculated as provided in Section 4.2(b).

1.14    “Post-Death Final Average Pay Excess Benefit” is calculated as provided in Section 4.2(a).

1.15    “Qualified Plan” means the Retirement Income Plan for Employees of El Paso Electric Company, as amended from time to time, and any successor or replacement thereto.

1.16    “Separation from Service” means

(a)    with respect to an employee, the employee’s ceasing to provide services to the Company as a result of the employee’s death, retirement or termination of employment. For purposes of determining whether a separation from service has occurred, a “termination of employment” shall mean that the surrounding facts and circumstances indicate that the Company and the employee reasonably anticipate that no further services will be performed after a certain date, or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months).

Notwithstanding the foregoing, the employment relationship will be treated as continuing intact while an individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the Company under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six months and the Participant does not have a right to reemployment under an applicable statute or by contract, the employment relationship will be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such six-month period. In applying the provisions of this paragraph, a leave of absence will be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company.

(b)    For a Participant who provides services to the Company as both an employee and an independent contractor, a Separation from Service generally will not occur until the Participant has ceased providing services for the Company both as an employee and as an independent contractor as determined in accordance with the provisions set forth in paragraphs (a) and (b) of this Section 1.16, respectively. Except as otherwise provided herein, in the case of an independent contractor, a Separation from Service will occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for the Company, provided that the expiration of such contract or contracts is determined by the Company to constitute a good faith and complete termination of the contractual relationship between the Participant and the Company. If a Participant ceases providing services for the Company as an employee and begins providing services for the Company as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for the Company in both capacities, as determined in accordance with the applicable provisions set forth in paragraphs (a) and (b) of this Section 1.16.

Notwithstanding the foregoing provisions in this paragraph (b), if a Participant provides services for the Company as both an employee and as a member of the Board, to the extent permitted by Regulation Section 1.409A-1(h)(5), the services provided by the Participant as a director will not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee.

(c)    Notwithstanding the provisions of this Section 1.16, where, as part of a sale or other disposition of substantial assets by the Company to an unrelated buyer, a Participant would otherwise experience a Separation from Service as defined above, the Company and the buyer shall retain the discretion to specify, and may specify, that a Participant performing services for the Company immediately before the asset purchase transaction and providing services to the buyer after and in connection with the asset purchase transaction shall not experience a Separation from Service for purposes of the Plan and the Participant shall be bound by same, provided that such transaction and the specification meet the requirements of Code Section 409A and the Treasury Regulations and other guidance thereunder.

(d)    For purposes of this definition, “Company” means (1) the entity for which the Participant performs services and with respect to which the legally binding right to benefits under the Plan arises; and (2) all other entities with which the entity described in paragraph (d)(1) of this Section 1.16 would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (group of trades or businesses under common control), as applicable. To identify the group of entities described in the preceding sentence, an ownership threshold of 50 percent shall be used as a substitute for the 80 percent minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 and the Treasury Regulations thereunder for determining a controlled group of corporations under Code Section 414(b), and (B) Treasury Regulation Section 1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

1.17    “Specified Employee” means any Participant who, as of the Participant’s Separation from Service, is determined to be a “key employee” (as defined under Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the Treasury Regulations thereunder and disregarding Code Section 416(i)(5)) for the applicable period, as determined by the Company in accordance with Treasury Regulation Section 1.409A-l(i). For purposes of determining Specified Employees under this Section 1.17, the Company uses the following default provisions under Regulation Section 1.409A-1(i): First, for purposes of identifying a Specified Employee by applying the requirements of Code Sections 416(i)(1)(A)(i), (ii) and (iii), the definition of compensation under Regulation Section 1.415(c)-2(a) is used, applied as if the Company were not using any safe harbor provided in Regulation Section 1.415(c)-2(d), were not using any of the special timing rules provided in Regulation Section 1.415(c)-2(e), and were not using any of the special rules provided in Regulation Section 1.415(c)-2(g). Second, the specified employee identification date is December 31. Third, the specified employee effective date is the first day of the fourth month following the specified employee identification date.

1.18    “Spouse” means a Participant’s legal spouse, including a same sex spouse recognized as such in the state where the marriage is performed, except that such term does not include (a) a common law spouse in the absence of a Declaration and Registration of Informal Marriage filed with the County Clerk and provided to the Company, (b) an opposite sex domestic partner, or (c) a same sex domestic partner.

1.19    “Surviving Spouse” means a Spouse who is married to a Participant at the date of his death and for at least one year prior thereto.

1.20    “Total Excess Benefit” is calculated as provided in Section 3.1.

1.21    “Total Post-Death Excess Benefit” is calculated as provided in Section 4.2.

ARTICLE 2
ELIGIBILITY

Any employee of the Company who holds the office of Vice President or any office above Vice President, with the Company, and who has not previously been selected for participation in the Plan under the prior provisions of the Plan, shall become a Participant upon the latest of (1) the employee’s date of hire as a Vice President or above, (2) the employee’s date of promotion to Vice President or above, and (3) April 1, 2014. In addition to those employees who become Participants under the preceding sentence, the Company may select any other employee of the Company, who is in a select group of management or highly compensated employees of the Company, and who has not previously been selected for participation in the Plan, as a Participant in the Plan.

In order to be vested in a benefit under the Plan, a Participant must be fully vested in a benefit under the provisions of the Qualified Plan. In general, and subject to the provisions of the Plan, such a vested Participant is entitled to a benefit under the Plan if his Qualified Plan benefit is subject to any limitation on benefits or compensation imposed by any provision of the Code (as in effect on the date for commencement of the Participant’s Qualified Plan benefit, or as in effect at any time thereafter), or if the Participant receives bonuses pursuant to the Company’s short term bonus program (which bonuses are not considered under the Qualified Plan for purposes of calculating Qualified Plan benefits). Any benefit payable under the Plan to a Participant shall be by reason of the Participant’s Separation from Service, in accordance with the provisions of Article 3, or by reason of the Participant’s death, in accordance with the provisions of Article 4. In no event will a Participant receive a benefit under the Plan with respect to any amounts earned, through a consulting arrangement or otherwise, after the Participant’s termination of employment with the Company.

ARTICLE 3
EXCESS BENEFIT

3.1    Amount of Total Excess Benefit. The amount of the “Total Excess Benefit” for each Participant under the Plan shall be calculated as the sum of (1) the Participant’s Final Average Pay Excess Benefit, as defined under Section 3.1(a), if any, plus (2) the Participant’s Cash Balance Account Excess Benefit, as defined under Section 3.1(b), if any. Some Participants will have only a Final Average Pay Excess Benefit or only a Cash Balance Account Excess Benefit, while other Participants will have both a Final Average Pay Excess Benefit and a Cash Balance Account Excess Benefit. A Participant shall have a Cash Balance Account Excess Benefit under the Plan only to the extent that the Participant is eligible for and has a “cash balance account” established for him on or after April 1, 2014 under the provisions of the Qualified Plan.

(a)    Final Average Pay Excess Benefit. A Participant’s “Final Average Pay Excess Benefit” shall be calculated as

(1) the monthly amount to which the Participant would be entitled under the Qualified Plan based on the Participant’s “average monthly earnings,” as determined under the Qualified Plan, except that “annualized rate of basic compensation (excluding bonuses, overtime pay, expense allowances, profit sharing and any other extra compensation such as supplemental payments and other extra compensation in any form),” as used in the Qualified Plan’s definition of “average monthly earnings,” shall be adjusted to include bonuses paid pursuant to the Company’s short term bonus program (but not to include any other bonuses that may be paid by the Company), and “benefit accrual service,” as determined under the Qualified Plan, without giving effect to any limitation on benefits or compensation imposed by any provision of the Code (and without considering the Participant’s “cash balance benefits,” if any, under the Qualified Plan),

LESS

(2) the monthly amount to which the Participant is entitled under the Qualified Plan (whether from the Trust that funds the Qualified Plan or from annuities purchased under the Qualified Plan) based on the Participant’s “average monthly earnings” and “benefit accrual service,” as determined under the Qualified Plan, considering any limitation on benefits or compensation imposed by any provision of the Code (and without considering the Participant’s “cash balance benefits,” if any, under the Qualified Plan).

The amounts described in (1) and (2) of the preceding sentence shall be computed as of the date of the Participant’s Separation from Service in the form of a single life only annuity payable over the lifetime of the Participant commencing as of the Participant’s Normal Retirement Date, and amounts determined as of any date other than Normal Retirement Date shall be actuarially adjusted as provided under Section 3.5.

(b)    Cash Balance Account Excess Benefit. A Participant’s “Cash Balance Account Excess Benefit” shall be calculated as

(1) the “cash balance account” to which the Participant would be entitled under the Qualified Plan if “pay credits” to the Participant’s Qualified Plan “cash balance account” were calculated considering “base pay,” as determined under the Qualified Plan, adjusted to include bonuses paid pursuant to the Company’s short term bonus plan (but not to include any other bonuses that may be paid by the Company), without giving effect to any limitation on benefits or compensation imposed by any provision of the Code, and “years of vesting service,” as determined under the Qualified Plan, and if “interest credits” to the Participant’s Qualified Plan “cash balance account” were calculated in the manner provided under the Qualified Plan (without considering the Participant’s benefits, if any, under the Qualified Plan other than his “cash balance benefits”),

LESS

(2) the “cash balance account” to which the Participant is entitled under the Qualified Plan based on “pay credits” to the Participant’s Qualified Plan “cash balance account” (which are based on the Participant’s “years of vesting service” and “base pay,” as determined under the Qualified Plan) and “interest credits” to the Participant’s Qualified Plan “cash balance account,” considering any limitation on benefits or compensation imposed by any provision of the Code (and without considering the Participant’s benefits, if any, under the Qualified Plan other than his “cash balance benefits”).

The amounts described in (1) and (2) of the preceding sentence shall be computed as of the date of the Participant’s Separation from Service; provided, however, that in determining a Participant’s Cash Balance Account Excess Benefit, “interest credits,” calculated in the manner provided under the Qualified Plan, shall continue to be credited through the last day of the month preceding the date as of which a distribution commences or occurs under Section 3.2, 3.3, 3.4, 3.6, 3.7 (to the extent that a distribution is made under 3.7), 3.8 or 4.3, as applicable.

3.2    Payment of Total Excess Benefit for Individuals who Become Participants before April 1, 2014.

(a)    Annuity Benefit. Each individual who becomes a Participant in the Plan, as provided in Article 2, before April 1, 2014, and who is vested, as provided in Article 2, shall receive his Total Excess Benefit, as determined under Section 3.1, in the form of

(1)    a single life only annuity for the life of the Participant if the Participant is not married to a Spouse on the date payment of the Participant’s benefits commence under Section 3.2(b), 3.4 or 3.8, or if the Participant has not been married to his Spouse for at least one year on the date payment of the Participant’s benefits commence under Section 3.2(b), 3.4 or 3.8;

(2)    a joint life annuity payable for the life of the Participant with a survivor annuity for the life of his Spouse equal to 50 percent of the amount of the annuity payable during the joint lives of the Participant and his Spouse, if the Participant is married to a Spouse, and has been married to his Spouse for at least one year, on the date payment of the Participant’s benefits commence under Section 3.2(b), 3.4 or 3.8, which joint life and 50 percent survivor annuity described in this paragraph (2) shall be actuarially equivalent, as determined under Section 3.5, to the Participant’s single life only annuity for the life of the Participant described in paragraph (a)(1) of this Section 3.2; or

(3)    one of the following three optional forms of benefit elected by the Participant. If the Participant is married to a Spouse, and has been married to his Spouse for at least one year on the date payment of the Participant’s benefits commence under Section 3.2(b), 3.4 or 3.8, the election of an optional form of benefit is subject to the consent of the Participant’s Spouse on a form acceptable to the Committee. Each optional from of benefit will be adjusted for actuarial equivalence as provided in Section 3.5.

(A)    a joint life annuity payable for the life of the Participant with a survivor annuity for the life of any individual designated by the Participant on a form acceptable to the Committee. The amount payable to the survivor will be a percentage, elected by the Participant, of the amount of the annuity payable during the joint lives of the Participant and the individual designated.

(B)    an annuity payable for the life of the Participant, with 120 monthly payments guaranteed, regardless of whether the Participant dies before all 120 payments have been made. In the event of the Participant’s death prior to payment of 120 monthly installments, the same amount of annuity will be payable for the remainder of the 120 months to the individual designated by the Participant on a form acceptable to the Committee.

(C)    a single life only annuity payable for the life of a Participant until the Participant’s death.

(b)    Commencement of Annuity Benefit.

(1)    Except as provided in Section 3.8(b), if an individual, who becomes a Participant, as provided in Article 2, before April 1, 2014, and who is vested, as provided in Article 2, experiences a Separation from Service before the Participant reaches Early Retirement Age, the payment of the Participant’s Total Excess Benefit, as determined under Section 3.1, shall commence no earlier than the Participant’s Early Retirement Age and no later than the first day of the month following the month in which the Participant reaches Early Retirement Age.

(2)    Except as provided in Section 3.8(b), if an individual, who becomes a Participant, as provided in Article 2, before April 1, 2014, experiences a Separation from Service after reaching Early Retirement Age, the payment of the Participant’s Total Excess Benefit, as determined under Section 3.1, shall commence no later than the first day of the month following the month in which the Participant experiences his Separation from Service.

3.3    Payment of Total Excess Benefit for Individuals who Become Participants on or after April 1, 2014.

(a)    Lump Sum Benefit. Each individual who becomes a Participant, as provided in Article 2, on or after April 1, 2014, and who is vested, as provided in Article 2, shall receive his Total Excess Benefit, as determined under Section 3.1, in the form of a lump sum payment.

(b)    Time of Lump Sum Benefit Payment. Except as provided in Section 3.8(b), each individual who becomes a Participant, as provided in Article 2, on or after April 1, 2014, and who is vested, as provided in Article 2, shall receive his Total Excess Benefit, as determined under Section 3.1, in the form of a lump sum benefit payment on the first day of the second month following the Participant’s Separation from Service.

3.4    Deferred Benefit Commencement Date. A Participant may delay the commencement of his annuity benefit under Section 3.2(b), or the payment of his lump sum benefit under Section 3.3(b), as applicable, provided that:

(a)    the Participant’s election to defer the commencement or payment of his benefit is made on a form acceptable to the Committee;

(b)    the Participant files the form with the Committee on a date that is at least 12 months prior to the then current benefit commencement or payment date;

(c)    the Participant’s election to defer the commencement or payment of his benefit, as evidenced by a properly completed and executed distribution form, shall not be effective until at least 12 months after the date on which the election is made;

(d)    the deferred benefit commencement or payment date is at least the fifth anniversary of the current benefit commencement or payment date; and

(e)    the Committee, in its sole discretion, consents to the change.

3.5    Actuarial Equivalent. Subject to the provisions of Regulation Section 1.409A-2(b)(2)(ii), actuarial equivalent calculations under the Plan are determined as follows:

(a)    Cash Balance Account Excess Benefit Payable as an Annuity. If the Cash Balance Account Excess Benefit is payable in the form of an annuity (e.g., the Cash Balance Account Excess Benefit of an individual who becomes a Participant before April 1, 2014), the Cash Balance Account Excess Benefit shall be converted to an actuarially equivalent single life annuity based on the actuarial assumptions specified in Section 2.2(e) of the Qualified Plan and, if payable in an annuity form other than a single life annuity, shall be further adjusted as described in paragraph (c) of this Section 3.5.

(b)    Final Average Pay Excess Benefit Payable as a Lump Sum. If the Final Average Pay Excess Benefit is payable in the form of a lump sum (e.g., the Final Average Pay Excess Benefit of an individual who becomes a Participant on or after April 1, 2014), the Final Average Pay Excess Benefit shall be converted to an actuarially equivalent single lump sum based on the actuarial assumptions specified in Section 2.2(e) of the Qualified Plan.

(c)    Plan Benefits Payable in the Form of an Annuity other than a Single Life Annuity. If benefits are payable in an alternative annuity form of payment, other than a single life annuity (e.g., for an individual who becomes a Participant before April 1, 2014), such alternative annuity form of payment amount will be determined by converting the single life annuity to such actuarially equivalent alternative annuity form of payment based on the actuarial assumptions specified in Section 2.2(a) of the Qualified Plan.

3.6    Distribution of de Minimis Amounts. If, as of a vested Participant’s Separation from Service, or any payment date subsequent to the Participant’s Separation from Service, (a) the actuarially equivalent present value of the Participant’s Total Excess Benefit under the Plan, as determined under Section 3.1, and all agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Regulation Section 1.409A-1(c)(2), is less than the applicable dollar limit under Code Section 402(g)(1)(B), and (b) the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, and all agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Regulation Section 1.409A-1(c)(2), the Committee may require that the remaining unpaid vested benefit be paid to the Participant, or the individual designated by the Participant on a form acceptable to the Committee, in a lump sum in lieu of any further benefit payments under the Plan. The Committee’s discretion to require lump sum benefit payments under this Section 3.6 shall be evidenced in writing no later than the date of such payments.

3.7    Accelerated Distribution under Certain Circumstances. Notwithstanding any provision of the Plan to the contrary, the Committee, in its discretion, may accelerate payment of a Participant’s benefit in accordance with the provisions of Regulation Sections 1.409A-3(j)(4)(ii) through (xiv), as applicable.

3.8    Delay of Payment under Certain Circumstances. Notwithstanding any provision of the Plan to the contrary,

(a)    payment of a Participant’s benefit may be delayed by the Committee under circumstances described in Regulation Section 1.409A-2(b)(7), provided that the Committee treats all payments to similarly situated Participants on a reasonably consistent basis.

(b)    if as of a Participant’s Separation from Service, other than as a result of the Participant’s death, the Participant is a Specified Employee, no payment on account of the Separation from Service may be made with respect to such Participant before the date that is six months after the Participant’s Separation from Service, or if earlier than the end of the six-month period, the date of the Participant’s death. In such case, any payment that would have, but for this Section 3.8(b), been distributed to the Participant during the six-month period following the Participant’s Separation from Service, will be accumulated and paid to the Participant (or if the Participant is no longer living, the Participant’s executor or administrator), in a single lump sum as soon as is administratively practicable following the end of the six-month period, but in no event more than 60 days after the end of the such six-month period.

ARTICLE 4
POST-DEATH EXCESS BENEFIT

4.1    Eligibility. In no event shall a post-death benefit under this Article 4 be payable with respect to a Participant if, at his death, he has already commenced an annuity distribution under Section 3.2(b), 3.4 or 3.8, or he has already received a lump sum payment under Section 3.3(b), 3.4, 3.6 or 3.8. Otherwise, a post-death benefit shall be payable with respect to any vested Participant who has a cash balance account benefit under the Qualified Plan (in which case, the Participant’s Surviving Spouse, or other Beneficiary, shall receive the Participant’s Post-Death Cash Balance Account Excess Benefit in accordance with Section 4.3), and a post-death benefit shall be payable with respect to any vested Participant who has a benefit, other than a cash balance account benefit (i.e. a final average pay benefit) under the Qualified Plan only if, at his death, the Participant has a Surviving Spouse (in which case, the Participant’s Surviving Spouse shall receive the Post-Death Final Average Pay Excess Benefit in accordance with Section 4.3).

4.2    Amount of Total Post-Death Excess Benefit. The amount of the “Total Post-Death Excess Benefit” for each Participant shall be calculated as the sum of (1) the Participant’s Post-Death Final Average Pay Excess Benefit, as defined under Section 4.2(a), if any, plus (2) the Participant’s Post-Death Cash Balance Account Excess Benefit, as defined under Section 4.2(b), if any. Some Participants will have only a Post-Death Final Average Pay Excess Benefit or only a Post-Death Cash Balance Account Excess Benefit, while other Participants will have both a Post-Death Final Average Pay Excess Benefit and a Post-Death Cash Balance Account Excess Benefit. A Participant shall have a Post-Death Cash Balance Account Excess Benefit under the Plan only to the extent that the Participant is eligible for and has a cash balance account established for him on or after April 1, 2014 under the provisions of the Qualified Plan.

(a)    Post-Death Final Average Pay Excess Benefit. The “Post-Death Final Average Pay Excess Benefit” shall be calculated as the death benefit that would be payable to the Surviving Spouse of a Participant under the Qualified Plan (either as a “qualified pre-retirement survivor annuity” under Section 2.65 of the Qualified Plan, or as a “pre-retirement death benefit” under Section 6.8 of the Qualified Plan), considering only the Participant’s Final Average Pay Excess Benefit, as calculated under Section 3.1(a). A Post-Death Final Average Pay Excess Benefit shall be payable following the death of a Participant only if the requirements set forth in Section 2.65 or 6.8, as applicable, of the Qualified Plan are satisfied.

(b)    Post-Death Cash Balance Account Excess Benefit. The “Post-Death Cash Balance Account Excess Benefit” shall be calculated as the death benefit that would be payable under the Qualified Plan considering only the Participant’s Cash Balance Account Excess Benefit, as calculated under Section 3.1(b).

4.3    Payment of Total Post-Death Excess Benefit.

(a)    Annuity Benefit Payable if Plan Participation Commenced before April 1, 2014. Subject to the conditions set forth in Section 4.1, following the death of any individual who becomes a Participant, as provided in Article 2, before April 1, 2014, the Surviving Spouse of the Participant shall receive his Total Post-Death Excess Benefit in the form of an annuity over the lifetime of the Surviving Spouse, in monthly installments commencing

(1)    no earlier than the date the Participant would have reached Early Retirement Age and no later than the first day of the month following the month in which the Participant would have reached Early Retirement Age, if the Participant dies before reaching Early Retirement Age, or

(2)    no later than the first day of the month following the month in which the Participant dies, if the Participant dies after reaching Early Retirement Age.

The preceding provisions of this Section 4.3(a) notwithstanding, to the extent that an individual who becomes a Participant before April 1, 2014 accrues a Cash Balance Account Excess Benefit with respect to his post-March 31, 2014 service, and with respect to whom a Post-Death Cash Balance Account Excess Benefit is payable, if the Participant does not have a Surviving Spouse, his Post-Death Cash Balance Account Excess Benefit shall be payable in the form of an annuity over the lifetime of the individual designated by the Participant on a form acceptable to the Committee, beginning on the date that annuity payments to a Surviving Spouse would have commenced under this Section 4.3(a).

(b)    Lump Sum Benefit Payable if Plan Participation Commenced on or after April 1, 2014. Subject to the conditions set forth in Section 4.1, following the death of any individual who becomes a Participant, as provided in Article 2, on or after April 1, 2014, the Participant’s Total Post-Death Excess Benefit shall be paid, in the form of a lump sum benefit, to the Participant’s Surviving Spouse, or if there is no Surviving Spouse, to the individual designated by the Participant on a form acceptable to the Committee. The lump sum benefit provided for under the preceding sentence shall be paid in a single lump sum payment on the first day of the second month following the date of the Participant’s death.

ARTICLE 5
ADMINISTRATION OF THE PLAN

5.1    Appointment of Plan Administrator. The Committee shall be the plan administrator. Any action (including decisions, determinations and interpretations) that may be taken by the plan administrator under the Plan may be delegated by the Committee to another person to be performed on behalf of, and as a designee of, the plan administrator. If the title for this position changes, the title used herein shall be read as the new title.

5.2    Company Duties. The Company shall, upon request or as may be specifically required under the Plan, furnish or cause to be furnished all of the information or documentation in its possession or control that is necessary or required by the plan administrator to perform its duties and functions under the Plan.

5.3    Powers of Plan Administrator. The plan administrator shall have all powers and discretion as may be necessary to discharge its duties and responsibilities under the Plan, including the power to:

(a)    maintain and preserve records relating to Participants, former Participants and Beneficiaries;

(b)    prepare and furnish to Participants all information required under applicable law or the provisions of the Plan;

(c)    maintain sufficient Participant data and make required payments of benefits;

(d)    prepare and file or publish with all appropriate government officials all reports, filings and other information required under law to be so filed or published;

(e)    interpret and construe the Plan;

(f)    make rules and regulations for the administration of the Plan; and

(g)    retain records on elections and waivers by Participants, their Surviving Spouses and others, as applicable, as further set forth herein.

The plan administrator may engage agents to assist it and may engage legal counsel, who may be counsel for the Company. The plan administrator shall not be responsible for any action taken or not taken on the advice of such counsel.

5.4    Interpretations. Subject to the express provisions of the Plan, the plan administrator may interpret the Plan, prescribe, amend and rescind rules and regulations relating to it, and make all other determinations it deems necessary or advisable for the administration of the Plan.

5.5    Determinations. The plan administrator’s determinations under the Plan need not be uniform and may be made selectively among Participants who have a benefit under the Plan, whether or not such Participants are similarly situated, consistent with Code Section 409A. The determination of the plan administrator on all matters regarding the Plan shall be conclusive.

5.6    Indemnification. To the extent permitted by the laws of the State of Texas, the plan administrator and the person(s) who may act to fulfill the responsibilities of the plan administrator or the Company shall be indemnified by the Company against any and all liabilities arising by reason of any act, or failure to act, pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating to the Plan, even if the same is judicially determined to be due to such person’s negligence, but not when the same is judicially determined to be due to the gross negligence or willful misconduct of such person.

5.7    Bond and Expenses. The plan administrator shall serve without bond unless state or federal statutes require otherwise, in which event the Company shall pay the premium of any statutorily required bond. Except as may otherwise be provided herein, the expenses of the plan administrator shall be paid by the Company. Such expenses shall include all expenses incident to the functioning of the plan administrator, including litigation costs, fees of accountants, counsel and other specialists, and other costs of administering the Plan.

5.8    Right to Suspend Benefits and Correct Errors. The plan administrator shall take such steps as are considered necessary and appropriate to remedy any inequity that results from incorrect information received or communicated in good faith or as the consequence of an administrative error. The plan administrator may suspend the payment of any benefit under the Plan until satisfied as to the correctness of the payment or the individual to receive the payment or to allow filing in any court of competent jurisdiction of a suit in such form as the plan administrator considers appropriate for a legal determination of the benefits to be paid and the individuals to receive them. The plan administrator specifically reserves the right to correct errors of every sort, and the Participant hereby agrees as Participant, and on behalf of any Surviving Spouse or Beneficiary, to any method of error correction that the plan administrator shall specify. The objective of any such method of error correction shall be, to the extent reasonably possible, to adjust the benefit paid to the Participant by reversing transactions or taking other actions to approach the situation that would have existed if the error had not been made. The plan administrator shall also be authorized to recover any payment made in error including the right to make deductions from future benefits. To the extent that corrections contemplated by this Section 5.8 are required to be made in accordance with IRS correction guidance, including Notice 2008-113, such corrections shall be made in accordance with such guidance.

5.9    Reliance on Tables. In administering the Plan, the plan administrator and the Company shall be entitled, to the extent permitted by law, to rely conclusively on all tables, valuations, certificates, opinions and reports that are furnished by accountants, actuaries, legal counsel or other experts employed or engaged by the plan administrator or the Company.

5.10    Designated Payment Dates. The following designated payment dates are set forth in the Plan: under Section 3.3(b), the first day of the second month following the Participant’s Separation from Service, and under Section 4.3(b), the first day of the second month following the date of the Participant’s death. In accordance with Regulation Section 1.409A-3(d), a payment is treated as made upon the designated payment date if the payment is made (a) on the designated payment date or a later date within the Participant’s same taxable year, or if later, by the 15th day of the third calendar month following the designated payment date, or (b) no earlier than 30 days before the designated payment date; provided, however, that the Participant must not be permitted, directly or indirectly, to designate the taxable year of the payment.

ARTICLE 6
CLAIMS PROCEDURES

6.1    Presentation of Claim. Any Participant or Beneficiary, or the authorized representative of either (such Participant or Beneficiary being referred to as a “Claimant”), may deliver to the plan administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

6.2    Notification of Decision. The plan administrator shall consider a Claimant’s claim within a reasonable time, but no later than 90 days after receiving the claim. If the plan administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90 day period. In no event shall such extension exceed a period of 90 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the plan administrator expects to render the benefit determination. The plan administrator shall notify the Claimant in writing:

(a)    that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)    that the plan administrator has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, in which event such notice shall set forth in a manner calculated to be understood by the Claimant;

(1)    the specific reason(s) for the denial of the claim, or any part of it, or other adverse benefit determination;

(2)    specific reference(s) to pertinent provisions of the Plan upon which such adverse benefit determination was based;

(3)    a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(4)    an explanation of the claim review procedure set forth in Section 6.3; and

(5)    a statement of the Claimant’s right to bring a civil action under Section 5.02(a) of ERISA following an adverse benefit determination on review.

6.3    Review of a Denied Claim. On or before 60 days after receiving a notice from the plan administrator that a claim has been denied, in whole or in part, or that there has been any other adverse benefit determination, a Claimant (or the Claimant’s duly authorized representative) may file with the plan administrator a written request for a review of the adverse benefit determination. The Claimant (or the Claimant’s duly authorized representative):

(a)    may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)    may submit written comments, documents, records and other information relating to the claim; and/or

(c)    may request a hearing, which the plan administrator, in its sole discretion, may grant.

6.4    Decision on Review. The plan administrator shall render its decision on review promptly, and no later than 60 days after the plan administrator receives the Claimant’s written request for a review of the adverse benefit determination. If the plan administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the plan administrator expects to render the benefit determination. In rendering its decision, the plan administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision shall be written in a manner calculated to be understood by the Claimant, and shall contain:

(a)    specific reasons for the decision;

(b)    specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)    a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)    a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

6.5    Designation of Authorized Representative. Pursuant to such procedures as the plan administrator may from time to time establish, a Participant or the Surviving Spouse may designate an authorized representative to represent him in connection with a claim for benefits.

6.6    Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 6 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

ARTICLE 7
AMENDMENT OR TERMINATION

7.1    Amendment or Termination. Although the Company anticipates that the Plan will continue indefinitely, the Company reserves the right to amend or terminate the Plan when, in the sole opinion of the Company, such amendment to termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Compensation Committee of the Board and shall be effective as of the date of such resolution. This Section 7.1 incorporates the termination restrictions referred to in Section 3.7.

7.2    Effect of Amendment or Termination. No amendment or termination of the Plan shall directly or indirectly deprive any current or former Participant, Surviving Spouse or Beneficiary of all or any portion of any benefit that has commenced prior to the effective date of such amendment or termination, or that would be payable following the Participant’s Separation from Service for any reason, including death, on such effective date; provided, however, that consistent with the termination restrictions referred to in Section 3.7, which are incorporated into this Section 7.2, Plan benefits may be accelerated upon Plan termination.

ARTICLE 8
GENERAL PROVISIONS

8.1    Funding. The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder. No Participant, Surviving Spouse or other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan, and any such Participant, Surviving Spouse or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

8.2    General Conditions. Except as otherwise expressly provided herein, and to the extent consistent with Code Section 409A, all terms and conditions of the Qualified Plan applicable to benefits payable under the Qualified Plan shall also be applicable to benefits payable hereunder. Any benefit payable under the Qualified Plan shall be paid solely in accordance with the terms and conditions of the Qualified Plan and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Qualified Plan.

8.3    No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.

8.4    No Employment Rights. Neither the Plan nor any action taken under the Plan shall be construed as giving to any Participant the right to be retained by the Company an employee or in any other capacity, or as affecting the right of the Company to terminate its employment relationship with a Participant at any time, with or without cause.

8.5    Unsecured General Creditors. Participants and Beneficiaries, and their heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. For purposes of the payment of benefits under the Plan, any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to make benefit payments in the future.

8.6    No Assignment. The right of any Participant or other person to the payment of a benefit under the Plan shall not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, attached or garnished, either voluntarily or by operation of law, except as provided in this Section 8.6 or Section 8.7 with respect to former Spouses. If any person shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish any amount payable under the Plan, or if by reason of his bankruptcy or other event happening at any time any such payment would be made subject to his debts or liabilities or would otherwise devolve upon anyone else and not be enjoyed by him, his Surviving Spouse or Beneficiary, as applicable, the plan administrator may, in its sole discretion, terminate such person’s interest in any such payment and direct that the same be held and applied to or for the benefit of such person, his Spouse, children or other dependents, or any other persons deemed to be the natural objects of his bounty, or any of them, in such manner as the plan administrator may deem proper. Notwithstanding the foregoing, if a Participant’s Spouse is awarded all or a portion of a Participant’s benefit under the Plan pursuant to a division of property in connection with a divorce, such Spouse’s share of the Participant’s benefit shall be her separate property, and to the extent that a benefit is available under the Plan following the death of the former Spouse, shall be transferable by the Participant’s former Spouse by beneficiary designation on a form approved by, and filed with, the Committee. In order to be effective, notice of such division of the Participant’s benefit under the Plan pursuant to a division of property in connection with divorce must be provided to the Committee. Any such share of a Participant’s benefit to which the Participant’s former Spouse may be entitled shall be distributed to the former Spouse in a lump sum in cash as soon as is administratively practicable following the plan administrator’s approval of the division of property as prescribed in this Section 8.6 or in Section 8.7.

8.7    Court Order. The plan administrator is authorized to comply with any court order in any action in which the Plan or the plan administrator has been named as a party, including any action involving a determination of the rights or interests in a Participant’s benefits under the Plan. Notwithstanding the foregoing, the plan administrator shall, to the extent necessary, interpret this provision in a manner that is consistent with Code Section 409A and other applicable tax law. In addition, if necessary to comply with a qualified domestic relations order, as defined in Code Section 414(p)(1)(B), pursuant to which a court has determined that a Spouse or former Spouse of a Participant has an interest in the Participant’s benefits under the Plan, the plan administrator, in its sole discretion, shall have the right to immediately distribute the Spouse’s or former Spouse’s interest in the Participant’s benefits under the Plan to such Spouse or former Spouse.

8.8    Effect of Payment. The full payment of the benefit to which a Participant, Surviving Spouse or Beneficiary (as applicable) is entitled under the terms of this Plan shall completely discharge all obligations of the Company to the Participant, Surviving Spouse or Beneficiary (as applicable).

8.9    Spendthrift Provision. Except as may be provided in Section 8.6 or 8.7 with respect to a Spouse being awarded all or a portion of a Participant’s benefit pursuant to a division of property in connection with a divorce, or pursuant to a valid court order, no interest of any person or entity in, or right to receive a benefit under, the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment of any kind; nor may such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

8.10    Applicable Law. The Plan shall be construed and administered under the laws of the State of Texas, except to the extent preempted by applicable federal law.

8.11    Withholding of Taxes. The Company shall deduct from the amount of any benefits that may be or become payable (before the amount is paid or made available to the Participant), or payments made pursuant to the Plan, any amounts required to be paid or withheld by the federal government or any state or local government, including a payment to pay the income tax at source on wages imposed by the Code as a result of such payment and to pay the additional income tax at source on wages imposed by the Code attributable to such additional wages and taxes (not to exceed the aggregate of the tax amount and the income tax withholding related to such amount). By the Participant’s participation in the Plan, the Participant, Surviving Spouse and Beneficiary agree to all deductions.

8.12    Incompetent. If the plan administrator determines in its discretion that a benefit under the Plan is to be paid to a person declared incompetent or to a person incapable of handling his affairs because of accident or illness, the plan administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of the incompetent or incapable person. The plan administrator may require such proof of incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefits. Any payment of a benefit under this Section 8.12 shall be a payment for the account of the Participant, Surviving Spouse or Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

8.13    Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company, or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Sections 3.7, 7.1 and 7.2.

8.14    Payment in the Event of Taxation. If, for any reason, all or any portion of a Participant’s benefit fails to meet the requirements of Code Section 409A and becomes taxable to the Participant prior to receipt, the Committee, on behalf of the Company, may, in its discretion, pay to the Participant that portion of the Participant’s benefit that has become taxable prior to the date otherwise provided in the Plan. The payment shall not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A and the Regulations thereunder. The preceding provisions of this Section 8.14 notwithstanding, (a) discretion under this Section 8.14 is provided only to the Committee, not directly or indirectly to the Participant, and (b) in exercising discretion under this Section 8.14, the Committee shall not treat similarly situated Participants differently.

8.15    Overpayment and Underpayment of Benefits. The Committee may adopt, in its sole discretion, whatever rules, procedures and accounting practices that comply with Code Section 409A and are appropriate in providing for the collection of any overpayment of benefits. To the extent permitted by Code Section 409A, if an overpayment is made to a Participant, Surviving Spouse, Beneficiary or any other person, for whatever reason, the Committee may, in its sole discretion, withhold payment of any further benefits under the Plan until the overpayment has been collected or may require repayment of benefits paid under this Plan, without regard to further benefits to which the person may be entitled and, to the extent deemed necessary by the Committee, in its sole discretion, the Committee may seek repayment of such overpaid amounts through any and all available legal actions, including filing suit in a court with appropriate jurisdiction. If a Participant, Surviving Spouse, Beneficiary or any other person receives an underpayment of benefits, the Committee shall direct that immediate payment be made to make up for the underpayment; provided, however, that such payment shall be made in a manner that complies with Code Section 409A. To the extent that corrections contemplated by this Section 8.15 are required to be made in accordance with IRS correction guidance, including Notice 2008-113 regarding compliance by the Plan with Code Section 409A, such corrections shall be made in accordance with such guidance.

8.16    Captions and Construction. The captions preceding the Articles and Sections of the Plan have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provisions of the Plan. Where the context admits or requires, words used in the masculine gender shall be construed to include the feminine and the neuter also, the plural shall include the singular, and the singular shall include the plural. As used herein, references to “including” shall be construed to mean “including, but not limited to.”

8.17    Severability. In case any one or more of the provisions contained in the Plan shall be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions in the Plan shall not in any way be affected or impaired.

8.18    Limitations on Liability. Notwithstanding any provision of the Plan, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant, Surviving Spouse, Beneficiary or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

8.19    Spouse’s Interest. Except as may be provided in Sections 8.6 and 8.7, with respect to a Spouse being awarded all or a portion of a Participant’s benefit pursuant to a division of property in connection with a divorce, or pursuant to a valid court order, the interest in a Participant’s benefit hereunder of a Participant’s Spouse, if any, who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such Spouse or such Spouse’s estate in any manner, including such Spouse’s will, nor shall such interest pass under the laws of intestate succession.

8.20    Code Section 409A Compliance. In all cases, the Plan shall continue to be construed and operated in a manner that is consistent with the requirements of Code Section 409A and guidance issued thereunder.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by a duly authorized officer this 27 day of March, 2014.

EL PASO ELECTRIC COMPANY

By:	/s/ William Stiller
Name:	William Stiller
Title:	SRVP of Human Resources and
Customer Care